Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI States Position About Reported Allegations Concerning
Employees in Iraq
No information on improper behavior reported to company by U.S. Government;
Company does not tolerate illegal behavior by employees

Arlington, Va., May 3, 2004 - CACI International Inc (NYSE: CAI) said today that with respect to the alleged improper employee behavior toward prisoners in Iraq recently reported in the media, despite inquiries the company thus far has received no information on the matter from the U.S. Government. The Company continues to support the Army's mission in Iraq and around the world.

"CACI does not condone, tolerate or in any way endorse illegal behavior on the part of its employees or those with whom it works with while conducting CACI business in any circumstance at any time. In the event there is wrongdoing on the part of any CACI employee, we will take swift action to correct it immediately, but at this time we have no information from the U.S. Government of any violations or wrongful behavior," said CACI Chairman, President, and CEO Dr. J.P. (Jack) London. London continued, "At the same time, it is also important to note that our country is at war and we recognize that many of our employees have put themselves in harms way along with the thousands of other brave men and women. They have dedicated their lives to supporting our military in the effort to protect our freedom and to help gain freedom for others. We commend their bravery, their loyalty and their hard work." London added, "For security reasons, we do not disclose or discuss the assignments or locations of our employees around the world. We are mindful of the recent unfortunate deaths, mutilations and abductions of contractors in areas of conflict. In this regard, we are highly sensitive to their well being and to their families."

CACI said it has never seen nor has it been provided a copy of an apparent 53-page confidential study presumably written by Major General Antonio M. Taguba in late February and apparently obtained and reported on by The New Yorker magazine. The company said it is aware of the study only from the extracts reported in the media. CACI said it had formally requested a copy of the confidential report from the US Department of Defense, since the report was apparently leaked to the media. Further, CACI said that in its experience, the US Army has always been prompt to inform the company of any questions or issues. CACI reiterated that it had received no information of any pending actions against any CACI employee's performance relating to prisoner abuse matters.

The company further stated that one of the people reported to be an employee in the New Yorker article about the Taguba report, is not and never has been a CACI employee.

The company stated that its employees, many of whom are former military personnel, are experienced individuals who have received relevant professional training. The company has supported the US Army's investigation since it began several months ago at which time CACI personnel in Iraq volunteered to be interviewed by Army officials in connection with that investigation. CACI said it has received no information of any pending actions against any CACI employee.

CACI stated that it has retained outside counsel to investigate actions of company employees in connection with the allegations reported in the media. In addition, the company reported that it is currently reviewing its worldwide operations to assure the public and its customers that CACI continues to maintain its high ethical standards of conduct and quality service.

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CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom (an economic downturn in the UK is affecting CACI's UK operations), including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

For other information contact:
Jody Brown, Senior Vice President, Public Relations
(703) 841-7801, jbrown@caci.com